8/1/2013

EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
August 1, 2013 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Joining me today are Farzana Mitchell, Executive Vice President and Chief Financial Officer and Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today's earnings release that is furnished on Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

During the second quarter, the CBL team made excellent progress on each of our strategic priorities for this year. As a reminder, these priorities are to sustain the positive momentum in our operating portfolio, add value to our assets through redevelopments and expansions, pursue selective new development opportunities, upgrade our portfolio through acquisitions and dispositions and position our balance sheet to achieve an investment grade rating.

Our operating performance for the quarter was solid against a tough comparable period with a 1.8% increase in same-center NOI, adjusted FFO per share growth of 3.8% and occupancy improvements of 70 basis points for the portfolio. Our leasing spread results were encouraging with a double-digit increase overall and high single-digit renewal spreads. We spent a lot of time meeting with retailers this quarter including both existing and new-to-CBL companies. In May, we attended a very productive ICSC RECon in Las Vegas and followed that up here in Chattanooga in June with our own leasing conference, Connection, which was attended by roughly 130 retail representatives. We met with representatives from major tenants in our portfolio such as Limited and Ulta as well as new faces such as Tommy Bahama, L'Ocitane and Kate Spade.

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Our new development and redevelopment pipeline has grown considerably this year with the announcements of our newest outlet center development in Louisville and the acquisition of the Sears stores at two of our top malls, Fayette Mall and CoolSprings Galleria. In Las Vegas and at Connection we successfully advanced the leasing of these recently announced new development and redevelopment projects as well as the other projects we are pursuing. We also made significant headway leasing our existing portfolio, with retailer demand continuing to be strong.

LEASING AND OCCUPANCY
As a result of this favorable demand, our overall portfolio occupancy increased 70 basis points to 93.0% at quarter-end. Stabilized mall occupancy increased 30 basis points from the prior year, and 90 basis points from the first quarter, to 92.7%. As we discussed last quarter, our leasing strategy has shifted to focus more on improving tenant quality. The sequential increase in occupancy reflects the success of this strategy as these higher quality retailers begin to open, which will also benefit NOI later this year and into 2014.

Our leasing spread results continue to improve. During the second quarter, leases for stabilized malls were signed at a 12.1% increase over the average prior gross rent per square foot. New leases were signed at a 26.4% increase over prior rents. Excluding nine deals completed with Wet Seal in the quarter, renewal rents were signed at an 8.2% increase. As we noted in the supplemental, these Wet Seal deals were temporary in nature, with terms of less than two years. Overall, the number of leases signed in the second quarter for terms of three years or less declined again - to 28%, which is indicative of the ongoing improvement in the quality of our leasing.

RETAIL SALES:
Sales growth decelerated in the second quarter and ended up flat compared with the second quarter last year. Rolling-12-month portfolio mall sales increased by 3.2% to $356 per square foot compared with $345 per square foot in the prior year period. Weather and a cautious attitude by consumers contributed to this result. Additionally, certain malls were up against very strong results from the comparable quarter last year. Retailer performance across categories was uneven. For example, we saw strength in the moderately priced junior apparel retailers such as maurices and rue 21. Similarly, results for Ladies' specialty retailers were mixed with names such as White House | Black Market, Christopher & Banks and CJ Banks recording increases. Jewelry, sunglasses and sit-down restaurants also performed well during the quarter. We are hopeful that we will see a rebound in the back-to-school sales season and are still projecting sales increases for the full year.

I'll now turn it over to Katie for her comments.

Katie:

Thank you, Stephen.

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DISPOSITIONS/CAPITAL MARKETS
As Stephen said, one of our major priorities for the year has been to upgrade our balance sheet and keeping leverage in check is a key part of this strategy. During the second quarter, we were successful in generating nearly $150 million of additional equity through our ATM facility, at a weighted average price of $25.83 per share. This brings our total year-to-date to more than $209 million in net proceeds. These funds were generated prior to the markets becoming more volatile in mid-May. We will monitor the market going forward and will be selective with our capital raising activity to ensure we are achieving fair pricing and minimizing dilution.

Another important source of equity capital for us is the sale of non-core or mature assets. Over the past couple of years, we have been successful in selling malls as well as office buildings and community centers. While we do not have any specifics to announce yet, we have had recent success marketing several lower productivity mall assets which will allow us to improve the quality of the remaining portfolio. We do not announce any pending sales until we have a financially committed buyer, but will certainly provide updates as transactions progress and are hopeful to have more details to announce within the next few months.

DEVELOPMENT
Despite the competitive environment, we have made excellent progress growing our outlet portfolio. We are thrilled with the results of our newest outlet center, The Outlet Shoppes at Atlanta in Woodstock, GA. The center opened in mid-July 97% leased or committed with 99 stores including Saks Fifth Avenue OFF 5th, Nike, Coach, Asics, Columbia Sportswear, and Juicy Couture. The grand opening was a huge success with a jam-packed parking lot and traffic lined up for more than a mile on the highway throughout the opening weekend. It was really an amazing sight to see and we are very pleased with this great start. Atlanta represents the fourth operating outlet center in our portfolio, and as you can see in our supplemental, the initial returns are attractive.

Just prior to RECon in Las Vegas, we announced our latest outlet development with Horizon Group, The Outlet Shoppes at Louisville in Simpsonville, KY. As the only outlet center in the state of Kentucky, the 370,000-square-foot project will be the premier outlet destination for residents of Louisville, Lexington, Frankfort and the surrounding area. We broke ground on the center in June and are already 83% leased and committed with a great line-up including Coach, Banana Republic, Brooks Brothers, Chico's, Nike, Saks Fifth Avenue OFF 5TH and more. The center is set to open next summer.

With continued constraints on new supply, we are taking advantage of this window to aggressively pursue redevelopment and expansion opportunities within our existing portfolio. Consistent with this strategy, we announced a number of new projects at our properties this quarter, including the redevelopment of the Sears' locations at two of our most productive properties.

We have acquired the Sears stores at Fayette Mall in Lexington, KY and CoolSprings Galleria in Nashville, TN. We are working on plans to redevelop both of these locations, targeting higher-end small shops, restaurants and junior anchor retailers that are not currently in the respective markets. We marketed the space at RECon in Las Vegas to a very positive reception.

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We anticipate Sears will continue to operate both stores at least through the end of the year and we will gain control of the space in the first half of 2014, with construction beginning soon after. These will be significant projects for both of the centers, creating value as stand-alone projects in addition to enhancing the value of the overall centers. We look forward to announcing retailers joining the projects and other details as we move forward.

Other redevelopment projects include a new 50,000-square-foot Dick's Sporting Goods at our South County Center in St. Louis, which commenced construction during the quarter. This freestanding building will be located on a pad site inside the ring road with an anticipated opening date in November of this year.

We also recently announced the redevelopment of the Dillard's store at Randolph Mall in Asheboro, NC, into a new Dunham's Sporting Goods store. Dillard's closed at the end of July and we plan to begin construction within the next few weeks with an opening anticipated later this year.

I will now turn the call over to Farzana to provide an update on financing as well as a review of second quarter financial performance.

Farzana:

Thank you, Katie.

We have significant progress to share with you today on our balance sheet strategy. Just eight months after we announced our intent to pursue an investment grade strategy, we have received two investment grade ratings. After a very thorough portfolio and management review with Moody's Investor Services, we achieved our first investment grade rating, Baa3 with a stable outlook, just ahead of ICSC's RECon. We followed that accomplishment by engaging Fitch Ratings and were able to move quickly with them as well. Last week we received our second investment grade rating, a BBB- from Fitch, also with a stable outlook.

With this second rating, we are now in a position to access the public debt markets. We will continue to monitor the markets and rates to determine when the most favorable execution can be achieved and depending on market conditions, would complete a transaction sometime this year. Our intent would be to take advantage of the best execution window to lock in longer term debt at a fixed rate. While it is preliminary to provide firm estimates, we would expect a deal size in the $300 to $500 million range, depending on investor appetite and the price we can achieve.

This week we closed on a $400 million unsecured term loan. Proceeds were used to pay down outstanding balances on our lines of credit and provide us with flexibility to continue to pay off maturing loans. Based on our current credit rating, the term loan is well priced at 150 basis points over LIBOR with a five-year term. Similar to our credit lines, the spread improves as our credit rating is upgraded.

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We have substantially completed the payoff of our 2013 loans, adding the properties to our growing pool of unencumbered assets. In December, we anticipate taking advantage of the open-to-par window and paying off the $33.4 million loan secured by Northpark Mall due in March 2014. This quarter, we were also able to take advantage of an opportunity to retire the $88.4 million loan on Mid Rivers Mall that was scheduled to mature in 2021 and had an interest rate of 5.88%. Since the loan had yet to be securitized, we negotiated with the original lender for prepayment. We recorded a loss on extinguishment of debt in the quarter of $8.7 million related to this prepayment and $400,000 for the write-off of unamortized financing costs.

We have begun the process to redeem the Westfield Preferred Units totaling roughly $408 million. Westfield's preferred distribution rate is currently at 5%. We expect to close and fund the redemption before the end of September. We have raised more than $240 million through our ATM program and asset sales year-to-date. We are also progressing with a number of additional asset sales and can issue equity under the ATM program, allowing us to keep this redemption leverage-neutral. In the interim, we have the availability on our lines of credit to fund the redemption.

We ended the quarter with more than $575 million available on our lines of credit, plus cash. The $400 million term loan was closed subsequent to the quarter end, so our availability today is approximately $1.0 billion. Our financial covenants remain very sound, with a fixed charge coverage ratio of 2.09 times as of June 30, 2013 compared with 1.97 times as of June 30, 2012. Our debt-to-total market capitalization was 52.1% as of June 30, 2013 compared with 55.9% as of the same period last year.

During the quarter we began discussions with the special servicer on a loan secured by Citadel Mall in Charleston, SC. We are presently exploring our options but do not believe we will hold the asset long-term and anticipate the servicer will proceed with a foreclosure. It is early in the process and we cannot provide a timeline, but will share updates as new information is available. Based on the current probability of a foreclosure, we recorded a $20.4 million non-cash impairment charge to write down the book value of the mall to its estimated fair value. This charge was included in net income but was not included in FFO.

FINANCIAL REVIEW:
FFO in the second quarter, as adjusted, was $0.55 per share, a 3.8% increase over the prior-year period. FFO in the second quarter 2013 was adjusted to exclude certain one-time items including the $9.1 million loss on extinguishment of debt as well as a $2.4 million gain on investment. The gain was related to our investment in China where we received full payment on a note receivable that had previously been written down.

Continued improvements in occupancy, new development and redevelopment openings as well as contributions from 2012 acquisitions drove FFO growth in the quarter. In addition, we've been successful in reducing our overall weighted average interest rate as we have paid off higher interest rate loans using our lines of credit. Year-over-year our weighted average interest rate was reduced by more than 20 basis points. G&A as a percentage of revenue was 4.9% for the quarter compared with 4.8% in the prior-year period. Our cost recovery ratio for the second quarter was 102.4% compared with 99.0% in the prior-year period. The cost recovery ratio benefited from lower expenses in the quarter and new revenues from acquisitions and developments.

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Excluding a $1.5 million bankruptcy settlement received in the prior year, NOI growth for the second quarter was 1.8% for the portfolio and 1.2% in the mall category over the prior year period. NOI growth benefited from lower operating expenses from improved bad debt expense and real estate taxes in the same-center pool as well as top-line revenue growth from occupancy improvements and positive leasing spreads.

GUIDANCE:
We are reiterating our FFO guidance for 2013 in the range of $2.18 to $2.26 per share despite the dilutive impact of the 5.8 million shares issued through the ATM program during the quarter. Interest expense savings and low bankruptcy activity have contributed to our ability to maintain guidance. FFO guidance excludes the net impact of one-time items included in second quarter results. The guidance incorporates our same-center NOI growth forecast of 1.0% to 3.0%, and portfolio occupancy improvements of 25 to 50 basis points for the year-end, nearing 95%. Our guidance also assumes the redemption of the Westfield Preferred Units by the end of September using availability on the lines of credit and cash on hand. As always, our guidance does not include any unannounced transactions.

Now I'll turn the call back to Stephen for closing remarks.

Stephen:

CONCLUSION:
With the progress we have made this year, we are confident CBL is on the right track. We have made significant improvements to our balance sheet and are continuing to execute our plan to create a more balanced financing structure. We are pleased to see our progress recognized by the rating agencies with our two investment grade ratings. We appreciate the market's support of these efforts and are confident that this capital strategy positions CBL to access various pools of capital at attractive pricing. Our focus is also on improving the quality of our overall portfolio through non-core dispositions, accretive acquisitions, new developments and our growing value-added redevelopment and expansion pipeline. We continue to experience strong demand from existing, as well as new retailers and are looking forward to the back-to-school sales season. Supported by limited new supply and high occupancy levels, we are the landlord of choice for expanding retailers in our markets as they look to locate in our portfolio of dominant and growing properties.

Thank you for your participation in today's call. We will now be happy to answer any questions you may have.